Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 29, 2024, with respect to the consolidated financial statements of Lifezone Metals Limited included in the Annual Report on Form 20-F for the year ended December 31, 2023, which are incorporated by reference in the Registration Statement. We consent to the incorporation by reference of the aforementioned report in this Registration Statement, and to the use of our name as it appears under the caption “Experts.”

/s/ Grant Thornton

Grant Thornton
Dublin, Ireland

August 1, 2024